SALE OF ASSETS AGREEMENT

THIS AGREEMENT, dated as of the 30th day of August, 1997, between BROWNING-FERRIS INDUSTRIES OF SOUTH ATLANTIC, INC. , a North Carolina corporation ("BFI"), and WASTE INDUSTRIES, INC., a North Carolina corporation (the "Buyer").

                              W I T N E S S E T H:

WHEREAS, BFI desires to sell certain assets solely for cash, and Buyer desires to purchase such assets solely for cash, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE 1.
                      TRANSFER OF ASSETS AND PURCHASE PRICE

1.1 Assets. Subject to the terms and conditions of this Agreement and in consideration of the obligations of Buyer herein, BFI agrees to sell, convey, transfer and deliver to Buyer at the Closing (as defined in Section 2) all right, title and interest of BFI in and to the following assets ("Assets") employed or arising in connection with BFI's solid waste and recycling business in and around Rocky Mount, Sharpsburg and Kinston, North Carolina comprising what is known by BFI as the "Rocky Mount District including its satellites" (collectively the "BFI Business") and specifically excluding BFI's medical waste and Special Waste (as defined in Section 12.16) business:

         (a) Those certain motor vehicles, containers and other equipment listed on SCHEDULE 1.1 (A) ("Equipment");

         (b) The "Contracts" which means all of the Material Contracts listed on SCHEDULE 1.1 (B) and Other Contracts as such terms are defined in Section 3.7 (such Material Contracts and Other Contracts which provide for waste and/or recycling services by BFI to customers are herein collectively called the "Customer Contracts");

         (c)      The permits, licenses, consents and authorizations listed on
                  SCHEDULE 1.1 (C) (collectively the "Permits");

         (d)      The "Leases" which means all of the Material Leases listed on
                  SCHEDULE 1.1 (D) and Other Leases as such terms are defined in
                  Section 3.8;

         (e) The accounts receivable existing on the Closing Date arising from the BFI Business for which there was a billing for services rendered by BFI within sixty (60) days prior to the Closing Date (the "Accounts Receivable") excluding specifically those accounts receivable from sales of recycled product;

         (f) The spare parts, tires, fuel, recyclables and any other similar inventory related to the BFI Business existing on the Closing Date ("Inventory");


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         (g)      The real property in Rocky Mount and Sharpsburg, North
                  Carolina described on SCHEDULE 1.1 (G) and all improvements thereon (collectively "Real Property") and the real estate leasehold interests in Kinston, North Carolina used in the BFI Business (the improvements used in the BFI Business on the Real Property and on the Kinston, North Carolina leased property are herein called the "Facilities"); and

         (h) All customer lists and routing information relating to the BFI Business ("Customer List and Routing Information").

1.2 Consideration. In consideration of such sale and transfer of the Assets, Buyer shall:

         (a) pay BFI in immediately available funds by wire transfer to the BFI account designated below an amount at the Closing equal to Eleven Million Three Hundred Fifty-Nine Thousand Five Hundred Nine and No/100 Dollars ($11,359,509.00) plus the Estimated Working Capital (as defined in Section 1.6), plus or minus, as the case may be, any other amounts delineated on the Closing Statement for this transaction and subject to adjustment pursuant to Section 1.6 and within the 90 day limitation period set forth therein, 3.13 hereof (collectively the "Purchase Price"); and

         (b) assume, perform and discharge after the Closing Time the following liabilities and obligations of BFI:

                  (i) obligations to be performed with respect to the period after the Closing Time under all the Contracts and Leases;

                  (ii) obligations to be performed with respect to the period after the Closing Time under the Material Contracts and Material Leases entered into prior to the Closing Time but after the date hereof in compliance with Section 5.2 (d) and Other Contracts and Other Leases entered into prior to the Closing Time but after the date hereof; and

                  (iii)    all other liabilities and obligations described on
                           SCHEDULE 1.2 (B);

         provided, however, Buyer shall not assume any of the following liabilities or obligations of BFI:

                   (i)     federal, state or local tax liabilities, except for

                           (x) (as of the Closing Date) the prorated amount of ad valorem or other property taxes or assessments related to the Assets (including, but without limitation, real estate Leases and the Real Property) and


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




                           (y) the sales, transfer, registration and use taxes arising out of the sale and transfer of the Assets (excluding the Real Property as to which BFI shall pay all transfer taxes) to Buyer, all of which Buyer hereby agrees to pay; or

                  (ii) liabilities or obligations arising at or prior to the Closing Time.

         The BFI account to which the Purchase Price should be wired as described in Subsection 1.2 (a) above is:

                                            NationsBank of Texas, N.A.
                                            Dallas, Texas
                                            ABA #111000012
                                            CR: Browning-Ferris Financial
                                            ACCT:  3750487491

1.3 Assignment. At the Closing, BFI shall deliver to Buyer such assignments, bills of sale, certificates of title for vehicles, general warranty deeds for the Real Property and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer all title of BFI to the Assets. Simultaneously with such delivery, BFI will take all such other steps reasonably requested by Buyer to put Buyer in actual possession and operating control of such Assets. At the Closing, Buyer shall deliver to BFI such instruments as BFI may reasonably require confirming Buyer's assumption of such liabilities and obligations of BFI as set forth in this Agreement.

1.4 Further Cooperation. From time to time after the Closing Date without further consideration, BFI will execute and deliver such other instruments of conveyance and transfer and take such other action, as Buyer reasonably may request, to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Assets, and in the case of contracts and rights, if any, for which the consents of third parties required for assignment hereunder cannot be obtained, to use its reasonable business efforts to provide Buyer with the benefits thereof by subcontracting, where permitted, or in some other manner, not to include, however, any obligation to contact or sue such third parties. BFI will furnish Buyer with such information and documents in BFI's possession or under BFI's control or which BFI can execute or cause to be executed as will enable Buyer to prosecute any and all pending claims, applications and the like which may be assigned hereunder.

1.5 Excluded Assets. The Assets to be conveyed by BFI to Buyer hereunder shall not include (i) any deposits or prepaid items, except to the extent such items are reflected in the Working Capital Calculation defined in Section 1.6, (ii) any corporate record books or similar records related to the corporate existence of BFI, (iii) cash, (iv) financial or tax records of BFI, (v) the use of the names "BFI", "Browning-Ferris" or any name similar or related thereto, (vi) other than the Real Property, any and all other real estate owned by BFI,
         (vii) computer equipment and software and other proprietary, intangible assets, (viii) all BFI medical waste business and assets and Special Waste business and assets and (ix) any other assets of BFI not specifically described to be conveyed to Buyer by this Agreement and the schedules hereto.



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

1.6 Post-Closing Adjustment of the Purchase Price. The Purchase Price shall be adjusted in accordance with the following provisions:

         (a) On the Closing Date, BFI shall deliver to Buyer an estimate ("Estimated Working Capital") as of the Closing Time of the sum of:

                   (i) all Accounts Receivable at ninety percent (90%) of the amount of all such Accounts Receivable with balances aged (using the date of invoice as a measure for aging) one hundred twenty (120) days or less as of the Closing Time PLUS

                  (ii) the book value of all Inventory (book value for recyclables shall be determined based upon BFI's current contract price to unaffiliated third parties in the locale, less twenty percent (20%)) PLUS


                  (iii) any deposits or prepaid items of BFI related to the BFI Business which will not be refunded to BFI and which will benefit Buyer MINUS

                  (iv) the amount of all charges billed to customers of the BFI Business prior to the Closing Time for which Buyer will provide the service ("Deferred Revenues").

                  On the Closing Date, BFI shall also deliver to Buyer a schedule of the items included in the Estimated Working Capital; and

         (b) Within seventy-five (75) days after the Closing Date, BFI shall deliver to Buyer a final schedule and calculation ("Final Working Capital") as of the Closing Time of the items previously estimated in the Estimated Working Capital; and

         (c) Within ten (10) days thereafter, BFI shall deliver to Buyer in immediately available funds in the amount by which the Final Working Capital is less than the Estimated Working Capital or Buyer shall deliver to BFI in immediately available funds in the amount by which the Final Working Capital exceeds the Estimated Working Capital, as the case may be.


                                   ARTICLE 2.
                                     CLOSING

The transfer of Assets and payment of the Purchase Price referred to in Article 1 hereof (the "Closing") shall take place at 2:00 p.m. at the law offices of Buyer's counsel, Wyrick, Robbins, Yates & Ponton, L.L.P., 4101 Lake Boone Trail, Suite 300 in Raleigh, North Carolina 27619, on August 30, 1997, provided, however, this transaction shall be effective as of 5:00 p.m. (or such other time as BFI's close of business occurs if not 5:00 p.m.) on Saturday, August 30, 1997 (such time is referred to herein as the "Closing Time" and Saturday, August 30, 1997 is referred to herein as the "Closing Date").



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

                                   ARTICLE 3.
                      BFI'S REPRESENTATIONS AND WARRANTIES

BFI represents and warrants to Buyer as follows:

3.1 Existence and Qualification. BFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina with all requisite power and authority, corporate and otherwise, to carry on the BFI Business.

3.2. Authority. BFI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of BFI. This Agreement constitutes a valid and binding obligation of BFI enforceable against BFI in accordance with its terms except as the enforcement thereof may be affected by bankruptcy or other laws affecting the rights of creditors generally.

3.3. No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will conflict with or result in a breach of the charter or bylaws of BFI or any of the terms, conditions or provisions of any agreement or instrument to which BFI is a party or by which it is bound (except for any consents required for the assignment of any Contract, Lease or Permit) or will result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to BFI.

3.4. Litigation. BFI is not engaged in and, to the best of BFI's knowledge, is not threatened with any litigation or other proceeding which may give rise to any claim against or dispute involving any of the Assets or the BFI Business.

3.5. Title. BFI has good and indefeasible title to all of the Assets subject to no lien, encumbrance, security interest or claim except for those on the Real Property liens for taxes not yet due, utility and other easements and rights-of-way and other title exceptions which are customary in real estate transfers and which do not materially detract from the value or use of the Real Property. With respect to the Rocky Mount Real Property, to the best of BFI's knowledge, there are no encroachments (on existing easements, rights-of-way or adjacent properties) or set-back violations that would be revealed by a current and accurate survey for which Buyer cannot obtain affirmative title coverage.

3.6 Accounts Receivable. All of the Accounts Receivable will have arisen out of services performed in the ordinary course of BFI's Business and, to the best of BFI's knowledge, no account debtor will have any right of set-off against any such Account Receivable; provided that BFI makes no representation with respect to the collectibility of any Accounts Receivable.

3.7 Material Contracts. SCHEDULE 1.1 (B) lists all customer service contracts, office supply contracts, maintenance contracts, consulting agreements and any other service contracts or other agreements for the purchase or sale of goods or services relating to the BFI Business ("Material Contracts") (excluding Leases) except for those which:


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


                  (i) may be cancelled by BFI without penalty on 90 days or less notice,

                  (ii) provide for the payment by BFI of less than $25,000 annually or

                  (iii) provide for the receipt by BFI of less than $50,000 annually.

         Such contracts and agreements relating to the BFI Business not meeting the foregoing requirements to be a "Material Contract" are herein called "Other Contracts". BFI is not in default in any material respect under any such Material Contract nor is BFI in default under any Customer Contracts the result of which defaults would in the aggregate have a material adverse effect on the BFI Business. To the best of BFI's knowledge, no other party to any Material Contract is in default in any material respect thereunder, nor are there defaults by the other parties to the Customer Contracts which would in the aggregate have a material adverse effect on the BFI Business. BFI makes no representation with respect to the assignability of any Contract.

3.8 Material Leases. SCHEDULE 1.1 (D) lists all leases of personal property and real property relating to the BFI Business ("Material Leases") except for those which:

                  (i) may be cancelled by BFI without penalty on 90 days or less notice, or

                  (ii) provide for annual lease payments by BFI of less than $25,000.

         Such leases relating to the BFI Business not meeting the foregoing requirements to be a "Material Lease" are herein called "Other Leases". BFI is not in default in any material respect under any Material Lease nor is BFI in default under any other Leases the result of which defaults in the aggregate would have a material adverse effect on the BFI Business. To the best of BFI's knowledge, no other party to any Material Lease is in default in any material respect thereunder nor are there defaults by the other parties to the other Leases which would in the aggregate have a material adverse effect on the BFI Business. BFI makes no representation with respect to the assignability of any Lease.

3.9 Permits. To the best of its knowledge, (i) BFI is not in default in any material respect under any Permit and (ii) each Permit is in full force and effect. BFI makes no representation with respect to the assignability of any Permit.

3.10 Laws and Regulations. Except as set forth on SCHEDULE 3.10 and to the best of BFI's knowledge,

         (a) BFI is not in violation of or default under any material law or regulation, or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over BFI in connection with operation of the BFI Business.

         (b) With respect to the BFI Business for the last five years, BFI has complied in all material respects and is in compliance in all material respects with all local, state and federal laws, statutes, ordinances, rules and regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (codified as amended, 42 U.S.C. section 9601 et seq.) ("CERCLA") and


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



                  the Resource Conservation and Recovery Act (codified as amended, 42 U.S.C. section 6901 et seq.) ("RCRA") (collectively, Environmental Laws").

         (c) With respect to the BFI Business for the last five years, BFI has obtained all required material local, state and federal permits, licenses, certificates and approvals, if any, relating to: (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any local, state or federal statute, ordinance or regulation); (vi) the use, storage, transportation or disposal of petroleum or petroleum products; or (vii) other environmental, health and safety matters.

         (d) With respect to the BFI Business for the last five years, BFI has not caused, suffered, permitted or sustained any material emission, spill, release or discharge of any toxic or hazardous substances or wastes, or any petroleum products, in any reportable quantities, into or upon: (i) the air; (ii) soils or any improvements located thereon, whether on the Real Property or elsewhere; (iii) surface water or groundwater; or
                  (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

         (e) With respect to the BFI Business for the last five years, none of the officers, directors or shareholders (including employees responsible for environmental matters) of BFI has received oral or written notice of any material actual or potential claims, orders, directives, citations or causes of action based on actual or alleged violations of any local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA or RCRA, or oral or written notice of any material actual or potential common law claims or causes of action based upon BFI's actual or alleged involvement with or use of any substance regulated by local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety.

         (f) With respect to the BFI Business for the last five years, none of the officers, directors or shareholders (including employees responsible for environmental matters) of BFI has received oral or written notice of any material actual or potential claims, orders, directives, citations or causes of action under any local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA and RCRA, based upon or arising out of its actual or alleged disposal of hazardous wastes or substances, whether on or off real property being operated by BFI.

         (g) With respect to the BFI Business for the last five years, none of the officers, directors or shareholders (including employees responsible for environmental matters) of BFI has any knowledge of any condition on the Real Property or any of the real property leased by BFI which may reasonably be expected to give rise to any material claim, order, directive, citation or cause of action based on any local, state or federal statute, ordinance or regulation dealing with protection of the environment or public health and safety, including, but not limited to, CERCLA or RCRA.



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

         (h) Set forth on SCHEDULE 3.10 (H) is, to the best of BFI's knowledge, a complete and accurate list of locations (identified by address, type of facility and type of waste) to which BFI has, in connection with the BFI Business, transported, or caused to be transported or arranged for any third party to transport any type of waste material generated by BFI's customers or BFI relating to the BFI Business, for storage, treatment, burning or disposal activities which BFI has undertaken at any time within the past three (3) years.

3.11 Access to Records. BFI has made available to Buyer complete and accurate copies of all records of BFI requested by Buyer, including, without limitation, all Customer Contracts, Leases, Permits and records pertaining to environmental matters.

3.12 "AS-IS" CONVEYANCE; DISCLAIMER. ALL OF THE ASSETS ARE CONVEYED TO BUYER BY BFI "AS-IS" WITH NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, MADE WITH RESPECT THERETO (EXCEPT AS TO TITLE AS DESCRIBED IN SECTION
         3.5 ABOVE), INCLUDING, BUT WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE CUSTOMS AND PRACTICES.

3.13 Shortfall in Containers. In the event that the solid waste containers and compactors Equipment listed on SCHEDULE 1.1 (A) are less than the numbers listed thereon, then BFI shall pay Buyer fifty percent (50%) of the new cost of such missing containers and compactors less (but not below zero) fifty percent (50%) of the new cost of any solid waste containers and compactors Equipment which are greater (the "Surplus") in number than the numbers listed on SCHEDULE 1.1 (A) (the "Shortfall Payment"). In lieu of paying the Shortfall Payment, BFI may, at its option, replace such containers and compactors with like kind containers and compactors reasonably satisfactory to Buyer. Such replacement option shall also be subject to Surplus valuation reduction. Notwithstanding any of the foregoing, BFI shall have no obligation to Buyer under this Section 3.13 if it is not notified by Buyer of any such shortfall within ninety (90) days after the Closing Date.

                                   ARTICLE 4.
                     BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to BFI as follows:

4.1 Existence and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina with all requisite power and authority, corporate and otherwise, to carry on the BFI Business upon consummation of the transactions contemplated by this Agreement.

4.2. Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate and other action on the part of Buyer, including obtaining all necessary consents or waivers. This Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the enforcement thereof may be affected by bankruptcy or other laws affecting the rights of creditors generally.



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

4.3. No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will conflict with or result in a breach of the charter or bylaws of Buyer or any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is bound or will result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to Buyer.

4.4. Access to Records. Buyer acknowledges that BFI has provided access to all records of BFI requested by Buyer, including, without limitation, all Customer Contracts, Leases, Permits and records pertaining to environmental matters.

                                   ARTICLE 5.
                           COVENANTS PRIOR TO CLOSING

Between the date of this Agreement and the Closing Date:

5.1 Access. BFI will afford to the officers and authorized representatives of Buyer such access to the Assets as Buyer may from time to time reasonably request. BFI will cooperate with Buyer, its representatives and counsel, in the preparation of any documents or other material which may be required by any governmental agency in connection with approvals for consummation of the transactions contemplated by this Agreement.

5.2      Operations.  BFI will:

         (a) carry on the BFI Business in substantially the same manner as currently existing;

         (b) maintain the Equipment and the Facilities in their present condition, ordinary wear and tear excepted;

         (c) perform all its obligations under any agreements to be assigned and assumed hereunder by Buyer; and

         (d) not enter into any Material Contract or Material Lease without the consent of Buyer.

                                   ARTICLE 6.
                                 INDEMNIFICATION

6.1 Indemnity By BFI. BFI covenants and agrees that it will indemnify and hold harmless the Buyer and its affiliates, successors and assigns (a "Buyer Indemnified Party"), after the Closing Time, against any and all losses, damages, actions, suits, proceedings, demands, assessments, investigations, liabilities, claims, deficiencies, costs, expenses, expenditures, including, without limitation, reasonable attorney's fees, court costs and the costs of successful enforcement of this
         Article 6, (collectively, "Indemnity Losses") arising with respect to each of the following ("Indemnity Event"):

         (a) any federal, state or local tax liability (except for the exclusions contained in Section 1.2 (b)) of BFI arising out of any events occurring during any period ended at or before the Closing Time;



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

         (b) any liability or obligation not expressly assumed by Buyer pursuant to this Agreement;

         (c) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant to be performed by BFI under this Agreement or in any writing delivered pursuant to the provisions of this Agreement; and

         (d) any and all actions, suits, claims or legal administrative, arbitration, governmental or other proceedings or investigations against any Buyer Indemnified Party that related to BFI or the BFI Business in which the principal event giving rise thereto occurred at or prior to the Closing Time or which result from or arise out of any action or inaction at or prior to the Closing Time of BFI or any director, officer, employee, agent, representative or subcontractor of BFI, except for those Buyer specifically assumes pursuant to this Agreement.


6.2 Indemnity By Buyer. Buyer covenants and agrees that it will indemnify and hold harmless BFI and its affiliates, successors and assigns (a "BFI Indemnified Party"), after the Closing Time, against any and all Indemnity Losses arising with respect to each of the following Indemnity Events:

         (a) any sales, transfer, registration or use tax liability arising out the sale and transfer of the Assets to Buyer;

         (b) any liability or obligation of BFI expressly assumed by Buyer pursuant to this Agreement;

         (c) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant to be performed by Buyer under this Agreement or in any writing delivered pursuant to the provisions of this Agreement; and

         (d) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any BFI Indemnified Party that relates to Buyer or the BFI Business in which the principal event giving rise thereto occurs after the Closing Time or which result from or arise out of any action or inaction after the Closing Time of Buyer, or any director, officer, employee, agent, representative or subcontractor of Buyer, except for those retained by BFI pursuant to this Agreement.


6.3 Limitations on Indemnities. The obligations of indemnity provided above in Sections 6.1 and 6.2 are subject to the following terms, conditions and limitations:

         (a)      The aggregate obligation of indemnity of BFI pursuant to
                  Section 6.1 shall not exceed Six Million Dollars ($6,000,000.00); provided, however, such limitation shall not apply in the case of actual fraud by BFI.

         (b)      BFI shall have no obligation for Indemnity Events described in
                  Section 6.1 (c) (other than for failure to transfer all of the Equipment or a misrepresentation under Section 3.5 and within the 90 day limitation period set forth therein, 3.13) until the aggregate amount of Indemnity Losses for the cumulative Indemnity



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


                  Events exceeds one percent (1%) of the Purchase Price (the "Basket"). Once the Basket is exceeded, BFI's obligation shall include not only the excess over the Basket, but also the Basket itself.

         (c)      The obligations of indemnity described in Sections 6.1 (a) and
                  6.2 (a) shall survive the Closing Date for the applicable statute of limitations period, the obligation of indemnity described in Sections 6.1 (b), 6.1 (d), 6.2 (b) and 6.2 (d) shall survive indefinitely, and the obligation of indemnity described in Sections 6.1 (c) and 6.2 (c) shall survive the Closing Date for two (2) years.

         (d) The obligation of indemnity for any Indemnity Event in Sections 6.1 and 6.2 shall be reduced by the amount of any actual recovery by the Indemnified Party for such Indemnity Event under policies of insurance maintained by it or its affiliates with third parties less all reasonable out-of-pockets costs or expenses incurred by the Indemnified Party (excluding overhead costs) in recovering such amount under any such insurance policy.

6.4 Sole Remedy. The sole remedy of Buyer and BFI for breach of the representations, warranties, covenants and agreements set forth herein shall be pursuant to the sections in this Article 6.

6.5 Notice of Indemnity Claim. A party seeking indemnity hereunder ("Indemnified Party") shall notify the other party ("Indemnifying Party") of the Indemnity Event in question within a reasonable time after the Indemnified Party becomes aware of the existence of such Indemnity Event, but in no event more than thirty (30) days; provided, that the failure so to timely notify shall relieve the Indemnifying Party from the obligation to indemnify against the liability respecting such Indemnity Event only to the extent the Indemnifying Party establishes by competent evidence that it is prejudiced thereby. In any case, if any such action shall be brought, and the Indemnified Party shall notify the Indemnifying Party of the commencement thereof, such Indemnified Party shall be entitled to participate in the defense thereof at his own expense; provided, however, that the Indemnifying Party shall have sole discretion to determine whether to contest, compromise, enter pleas, or settle any action brought against the Indemnified Party.

                                   ARTICLE 7.
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1 Accuracy of Representations; Performance of Covenants. The representations and warranties of BFI contained in Article 3 of this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the agreements of BFI to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects; and BFI shall have delivered to Buyer a certificate dated the Closing Date so stating that such representations and warranties are true in all material respects, or stating to the extent they are not, and that such agreements have been performed in all material respects, or stating to the extent they have not.

7.2 Governmental Consents; Landlord Consent; No Litigation. All necessary consents of any governmental authority or agency relating to the consummation of the transactions contemplated in this Agreement shall have been obtained, including, but not limited to, consent to use all Permits, or obtainment of a permit in Buyer's own name if such Permit is not transferable, necessary, in any case, for Buyer to provide service contemplated by the Customer Contracts. The consent of the landlord to the assignment of the real estate lease on which BFI's Kinston, North Carolina operations are conducted shall have been obtained. Further, no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit Buyer's acquisition of the Assets.

7.3 No Material Adverse Change. Since the date of this Agreement, there shall have occurred no material adverse change in the Assets or the BFI Business, and Buyer shall have received a certificate dated the Closing Date to such effect from BFI.

7.4      Updated Customer Contracts. BFI shall have updated, if necessary,
         SCHEDULE 1.1 (B) as of the Closing Time.

7.5 Noncompete and Nonsolicitation Agreement. Buyer and BFI shall have entered into a noncompete and nonsolicitation agreement in substantially the form of EXHIBIT "A" attached hereto (the "Noncompete Agreement").

7.6 Hart-Scott-Rodino. All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") shall have expired or been terminated.

7.7 Conveyance Documents. Buyer shall have received the conveyance documents described in Section 1.3 conveying to and vesting in Buyer all right, title and interest of BFI in the Assets in proper form for recording if required.


                                   ARTICLE 8.
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF BFI

The obligations of BFI hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions that:

8.1 Accuracy of Representations; Performance of Covenants. The representations and warranties of Buyer contained in Article 4 of this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the agreements of Buyer to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects; and Buyer shall have delivered to BFI a certificate dated the Closing Date so stating that such representations and warranties are true in all material respects, or stating to the extent they are not, and that such agreements have been performed in all material respects, or stating to the extent they have not.

8.2 Governmental Consents; Landlord Consent; No Litigation. All necessary consents of any governmental authority or agency relating to the consummation of the transactions contemplated in this Agreement shall have been obtained, including, but not limited to, consent to use all Permits, or obtainment of a permit in Buyer's own name if such Permit is not transferable, necessary, in any case, for Buyer to provide service contemplated by the Customer Contracts. The consent of the landlord to the assignment of the real estate lease on which BFI's Kinston, North Carolina operations are conducted shall have been obtained. Further, no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit Buyer's acquisition of the Assets.


8.3 Hart-Scott-Rodino. All waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated.

8.4 Medical Waste Lease. BFI and Buyer shall have executed the lease in substantially the form of EXHIBIT "B" attached hereto.


                                   ARTICLE 9.
         NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NO PUBLIC DISCLOSURE
                             OF PROPOSED TRANSACTION

9.1 Customer Names. BFI agrees that it will not disclose the customer names and addresses and material terms of the BFI Business in the Customer Contracts to any person, firm, corporation, association or other entity not affiliated with BFI for any purpose or reason whatsoever for five
         (5) years after the Closing Date, except to authorized representatives of Buyer, or as required by applicable law. In the event of a breach or threatened breach of the provisions of this Article 9, Buyer shall be entitled to an injunction restraining BFI from disclosing, in whole or in part, such information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

9.2      Confidentiality.

         (a) At all times hereafter until the consummation of this transaction on the Closing Date, Buyer shall hold in confidence and not disclose to any person for any purpose the information received from BFI, except that Buyer may disclose to its representative officers, directors, employees, agents and consultants ("Buyer Representatives") who need to evaluate the information on Buyer's behalf for the purposes described herein; provided, however, that Buyer may disclose the information in response to any legally enforceable summons or subpoena or in order to comply with any order, law, ruling, or regulation applicable to Buyer. If Buyer becomes legally compelled to disclose such confidential information, Buyer shall provide BFI with prompt notice of such requirement so that BFI may seek a protective order or other appropriate remedy. Buyer shall take all steps necessary to assure adherence by Buyer's Representatives to the provisions of this Agreement respecting the confidentiality of information and Buyer shall be responsible for such adherence by Buyer's Representatives. The obligation of Buyer to keep information confidential shall not apply to any information which:

                  (i)      is known to Buyer prior to its disclosure by BFI;

                  (ii)     is in general use by competitors of Buyer;

                  (iii) is or becomes part of the public domain without any breach by Buyer of any obligation of confidentiality set forth herein; or

                  (iv) is communicated to Buyer by a third party who is not bound by a confidentiality agreement with BFI with respect to such information.

                  Further, at all times until consummation of the Closing contemplated hereby, Buyer will not use, and will not knowingly permit others to use, any such confidential information.

         (b) At all times hereafter until the Closing Date, both Buyer and BFI agree not to make any public disclosure of the transaction contemplated hereby or any part thereof except (i) as they may mutually agree, (ii) in order to obtain, where necessary, municipal or county consents to assignment of Customer Contracts with such entities, (iii) in order to obtain the landlord's consent for the lease in Kinston, North Carolina,
                  (iv) in order to obtain, if necessary, consent to assignment of Permits and (v) as required by the Hart-Scott-Rodino Act filings or other applicable law.

         (c) Upon termination of this Agreement, Buyer will, upon request of BFI, return to BFI or provide evidence satisfactory to BFI that it has destroyed all information received from BFI in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 10.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties in accordance with the terms of this Agreement; provided, that the right of BFI or Buyer to bring any action or make any claim for breach of any representation or warranty or default in the performance of any covenant or agreement shall be limited as set forth in Sections 6.3 and 6.4 hereof.


                                   ARTICLE 11.
                        TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Time:

         (a)      by mutual written consent of Buyer and BFI;

         (b)      by either Buyer or BFI:

                  (i) if any court of competent jurisdiction or other governmental agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (ii) if the transactions contemplated hereby have not been consummated on or before September 15, 1997, unless the failure to consummate the transactions is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

         (c) by Buyer if BFI breaches in any material respect any of its representations or warranties herein or BFI fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, and any such breach or failure is not cured within thirty (30) days after written notice from Buyer; or

         (d) by BFI if Buyer breaches any of its representations or warranties in any material respect herein or fails to perform in any material respect any of its covenants, agreements, or obligations under this Agreement, and any such breach or failure is not cured within thirty (30) days after written notice from BFI.

11.2 Effect of Termination. In the event of termination of this Agreement by either BFI or Buyer as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of BFI or Buyer, other than the provisions of Sections 9.2, 12.12 and 12.13, and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement as provided in Sections 11.1 (c) and 11.1 (d). The termination of this Agreement shall not terminate the Confidentiality Agreement between BFI and Buyer.

                                   ARTICLE 12.
                                     GENERAL

12.1 Employees. If Buyer hires BFI employees ("Hired Employees") working for the BFI Business, it shall waive any waiting period applicable to Buyer's then existing benefit plans, including, but not limited to, medical, dental, disability, life insurance, vacation, sick pay or other employee benefit programs for employees of Buyer such that Hired Employees have such benefits from the first day they are hired by Buyer other than the required waiting period under Buyer's 401(k) plan. Buyer shall further apply each respective Hired Employee's years of service with BFI, any BFI affiliate or any company acquired by BFI or any BFI affiliate for purposes of calculating benefits under all of Buyer's benefit plans. Notwithstanding any of the foregoing, the Buyer shall not be required to waive any waiting period for Buyer's "Years of Service Recognition Awards" Program. In the event Buyer terminates any Hired Employees, other than for good cause, within one hundred eighty
         (180) days following the date of hiring of such Hired Employee, Buyer shall, in addition to any severance package, if any, deemed appropriate by Buyer pay such formerly Hired Employee an amount (the "Guaranteed Severance") equal to one-half of the greater of (i) four (4) weeks of such employee's gross pay with Buyer or (ii) two (2) weeks of such employee's gross pay with Buyer multiplied by the number of such employee's combined years of service with BFI, Buyer, any BFI affiliate and any company acquired by BFI or any BFI affiliate. BFI shall pay the other half of the Guaranteed Severance.

12.2 BFI Name and Logos. As soon as practicable (but in any event within ninety (90) days) after the Closing Date with respect to all non-truck Equipment and immediately after the Closing Date with respect to all trucks (except that with respect to trucks serving pursuant to municipal or county contracts, the Buyer shall have fourteen (14)
         days), Buyer, at its expense, shall remove or permanently cover up all BFI names and logos from all Equipment. Nothing in this Agreement shall constitute a license or authorization for Buyer to use in any manner any name, logo or mark owned by or licensed to BFI and its affiliates except during such ninety (90) day period.

12.3 Purchase Price Allocation. At Closing, the parties will allocate the Purchase Price among the Assets as set forth on the completed Buyer's and Seller's Internal Revenue Service forms 8594, attached hereto as
         SCHEDULE 12.3. Further, BFI and the Buyer agree that the Purchase Price shall be further broken down into the following allocation:


                Real Estate                                    $  680,000.00
                Trucks, Trailers                                  820,000.00
                Containers and Other Equipment                  1,450,000.00
                Non-Compete                                         1,000.00
                Goodwill                                        8,408,509.00
                                                             ---------------
                                TOTAL                         $11,359,509.00


12.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal and unenforceable provisions were omitted. If any provision is inapplicable to any person or circumstance, it shall, nevertheless, remain applicable to all other persons and circumstances.

12.5     National Accounts. BFI's "national accounts" are listed on SCHEDULE
         12.5. On the Closing Date, the Buyer and BFI shall enter into a National Accounts Subcontract Agreement in the form attached hereto as EXHIBIT "C".

12.6 Assignment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and the successors the parties hereto. Any party may assign its rights, but not delegate its duties or obligations, to its respective affiliates.

12.7 Arbitration. Any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved, including, without limitation, whether such controversy or claim is subject to arbitration, shall be resolved by binding arbitration held in Wake County, North Carolina, in accordance with the rules of the American Arbitration Association, subject to this Section. Arbitration proceedings shall be conducted by a panel of three (3) persons selected as follows:
         The party initiating arbitration shall select one qualified arbitrator and the other party shall select a second qualified arbitrator, both within ten (10) days of any written notice to arbitrate The two arbitrators shall select a third qualified arbitrator as soon as possible; provided, that if the two arbitrators cannot agree on a third arbitrator within twenty (20) days of the first two arbitrators' appointments, the parties shall ask the Presiding Judge in Wake County, North Carolina to appoint the third arbitrator. No arbitrator shall have or previously have had any significant relationship with any of the parties. The decision of any two (2) of the arbitrators on any submitted matter shall be final and nonappealable. Notwithstanding the foregoing, if the controversy or claim in question is not resolved by the arbitrators as provided herein within one hundred fifty (150) days after selection of the first arbitrator, either party may pursue any remedy with respect hereto provided by law.

12.8 Customer Letter. Prior to the Closing, Buyer and BFI shall jointly prepare a letter to be sent by Buyer, on or after the Closing Date and at Buyer's expense, informing the customers sold pursuant to this Agreement of the sale contemplated by this Agreement.

12.9 Replacement of Bonds, Letters of Credit, Etc. Buyer shall forthwith, after the Closing Date, replace all BFI bonds, letters of credit and other financial assurances posted by BFI in connection with the BFI Business with any city, county or other governmental agency or pursuant to any Customer Contract, including, but not limited to, those specified in SCHEDULE 12.9.

12.10 Transition Assistance. Chris Pulley, with his consent, shall be available to assist in the orderly transition of the BFI Business for a period of ninety (90) days from the Closing Date. Chris Pulley shall remain, however, an at-will BFI employee and shall only be employed by Buyer with Chris Pulley's consent.

12.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.12 Brokers. Each party agrees to indemnify the other against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers or agents employed or alleged to have been employed by such indemnifying party.

12.13 Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, (i) BFI will pay the fees, expenses and disbursements of BFI and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto, and (ii) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto. Buyer shall immediately order, and Buyer and BFI shall each pay one-half of, each "Phase One Environmental Assessment" performed on the Real Estate and on the leased real estate in Kinston, North Carolina and Buyer shall provide to BFI a copy of such Assessment at least seven (7) days prior to the Closing Date.

12.14 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid:

           (a)      If to BFI, addressed to it at

                    P.O. Box 3151
                    Houston, Texas  77253
                    Attention:  Secretary

           (b)      If to Buyer, addressed to it at

                    Waste Industries, Inc.
                    P. O. Box 20366
                    Raleigh, North Carolina  27609
                    Attention:  President


           With a copy to its counsel at

                    Wyrick, Robbins, Yates & Ponton, L.L.P.
                    4101 Lake Boone Trail, Suite 300
                    Raleigh, North Carolina  27619
                    Attention:  James M. Yates, Jr., Esq.

12.15 Vacation Accruals. BFI shall pay all vacation accruals of its employees working for the BFI Business which have accrued through the day before the Closing Date.

12.16 Special Waste; Carolina Project. The term "Special Waste" as used herein shall mean waste that requires special handling at the landfill, manifesting or disposal methods, including but without limitation, soils, ash, sludge, tires, asbestos and powders. Notwithstanding the foregoing, there is one piece of BFI's Special Waste business which may be included in the BFI Business being sold depending on if the work can be assigned or subcontracted to the Buyer as described herein. To wit, BFI and Sampson County Disposal, Inc. ("SCDI"), an affiliate of BFI, are parties to a Transportation and Disposal Agreement (Carolina Project) dated March 10, 1995 with Carolina Energy Limited Partnership ("CELP") (the "Carolina Project T&D Agreement"), a copy of which is attached as Exhibit "B" to the Noncompete Agreement. The Carolina Project T&D Agreement is not currently in effect, but should it become effective, BFI will exercise its best efforts (which shall not require BFI to pay any extra money to effect any such assignment or subcontract unless Buyer agrees to reimburse BFI for any such extra payment) to have the transportation portion of Acceptable Waste (as that term is defined therein) pursuant to the Carolina Project T&D Agreement assigned or subcontracted to Buyer. If such consent is not obtained, BFI shall have the right to perform such services under the Carolina Project T&D Agreement as an exception to the Noncompete and Nonsolicitation Agreement if BFI is unable to assign or subcontract the transportation portion of the Carolina Project T&D Agreement to a reasonably qualified, unaffiliated service provider.

12.17 Recyclables. From and after the Closing Date for a five (5) year term, BFI shall offer the Buyer the ability to participate through BFI in selling Buyer's recyclables at BFI's then current contract price less Five Dollars ($5.00) per ton with a floor price on corrugated cardboard of Fifty-Five Dollars ($55.00) per ton and with no floor price on other recyclables. After the Closing Date, BFI and Buyer shall work in good faith to execute a written agreement as soon as possible regarding the matters discussed in this Section 12.17. Further, BFI will coordinate with Buyer immediately following the Closing Date such participation in such recyclables sales program so that there is no interruption of the BFI Business contemplated to be sold hereby.

12.18 Definition of Affiliate. As used herein, the term "affiliate" of BFI or Buyer, as the case may be, shall mean any person, corporation or other entity controlling, controlled by or under common control with BFI or Buyer, as the case may be.

12.19 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina.

12.20 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

12.21 Entire Agreement. This Agreement (including the schedules and annexes hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between BFI and Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by BFI and Buyer acting through their duly elected officers.



                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             BROWNING-FERRIS INDUSTRIES OF
                                                  SOUTH ATLANTIC, INC.

                                 By:
                                            ------------------------------
                                 Name:       William Rudolph Winders, Jr.
                                 Title:            Vice President
                                                      ("BFI")


                                                WASTE INDUSTRIES, INC.

                                 By:
                                            ------------------------------
                                 Name:               Jim W. Perry
                                 Title:                President
                                                       ("Buyer")